Exhibit 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Energy Partners Reports Fourth Quarter and YE 2009 Results

Houston, Texas – February 25, 2010 – For the quarter and year ended December 31, 2009, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) reported net income of $61.9 million and $186.9 million, or $0.37 and $1.13 per limited partner unit, respectively, compared with a net loss of $28.4 million and $78.3 million, or ($0.17) and ($0.48) per limited partner unit, respectively, for the same periods in 2008.   Construction at the Sabine Pass LNG receiving terminal was substantially complete as of the end of the third quarter 2009 and the terminal is now fully operational with sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe.

Results

Cheniere Partners reported income from operations of $103.9 million and $327.9 million, respectively, for the quarter and year ended December 31, 2009 compared to a loss from operations of $0.3 million and $17.1 million, respectively, for the same 2008 periods.

Revenues for the quarter and year ended December 31, 2009 were $130.0 million and $416.8 million, respectively. Revenues for the quarter and year ended December 31, 2008 were $15.0 million for both periods. Revenues primarily include capacity payments received from customers in accordance with their terminal use agreements (“TUAs”). The Cheniere Marketing, LLC TUA became effective in October 2008, the Total Gas and Power North America, Inc. TUA became effective April 1, 2009 and the Chevron U.S.A., Inc. TUA became effective July 1, 2009.

Total operating expenses for the quarter and year ended December 31, 2009 were $26.1 million and $88.9 million, respectively, compared to $15.3 million and $32.1 million for the comparable 2008 periods.  LNG receiving terminal operating expenses were $9.7 million and $32.5 million, respectively, for the quarter and year ended December 31, 2009 compared to $7.6 million and $11.5 million for the comparable 2008 periods.  Depreciation and amortization expenses were $10.0 million and $32.7 million, respectively, for the quarter and year ended December 31, 2009 compared to $6.1 million and $8.0 million for the comparable 2008 periods.  These costs increased in both periods primarily due to the commencement of operations at the terminal in the second half of 2008.  General and administrative expenses for the quarter and year ended December 31, 2009 were $6.4 million and $23.6 million, respectively, compared to $1.8 million and $10.3 million in the comparable 2008 periods.  General and administrative expenses increased for the year ended December 31, 2009 due to the commencement of a services agreement with a subsidiary of Cheniere Energy, Inc. on January 1, 2009.

Interest expense for the quarter and year ended December 31, 2009 was $42.8 million and $147.2 million, respectively, compared to $32.3 million and $79.9 million, respectively, for the same 2008 periods.  The increase in both periods was primarily due to less interest expense subject to capitalization during 2009.  Interest income decreased $1.5 million for the fourth quarter 2009 and decreased $12.8 million for the year ended December 31, 2009 compared to the 2008 periods due to lower interest rates in 2009 and a lower average cash balance during 2009.  In addition, the fourth quarter of 2009 included a $0.8 million gain on derivative instruments compared to a gain of $2.3 million for the fourth quarter of 2008 due to changes in natural gas commodity prices associated with hedges on LNG inventory.

Cash and Cash Equivalents

As of December 31, 2009, the Sabine Pass LNG receiving terminal was receiving capacity reservation fee payments from all three of its TUA customers.

At December 31, 2009, Cheniere Partners had cash and cash equivalents of $117.5 million.  These unrestricted funds are available for remaining construction expenditures, working capital and general purposes, including distributions to unit holders.

At December 31, 2009, Cheniere Partners had restricted cash and cash equivalents of $96.1 million, including approximately $82.4 million in a permanent debt service reserve fund and $13.7 million for one month of interest as required in the Sabine Pass senior notes indenture.

2010 Outlook

Cheniere Partners estimates that its annualized distributions to unit holders will be $1.70 per unit.

Cheniere Partners owns 100 percent of the Sabine Pass LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. Construction is complete and the terminal is now operating with sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe.  Additional information about Cheniere Energy Partners, L.P. may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Energy Partners’ business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners’ LNG receiving terminal business. Although Cheniere Energy Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Energy Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended December 31,		Year Ended December 31,
	2009 (2)	2008 (2)	2009 (2)	2008 (2)
Revenues (4)	$130,013	$15,000	$416,790	15,000
Operating costs and expenses
LNG receiving terminal development expense (4)	—	(177)	—	2,342
LNG receiving terminal operating expense (4)	9,678	7,589	32,516	11,470
Depreciation, depletion and amortization	10,031	6,082	32,742	7,994
General and administrative expense (4)	6,429	1,773	23,612	10,335
Total operating costs and expenses	26,138	15,267	88,870	32,141

Income (loss) from operations	103,875	(267)	327,920	(17,141)

Interest expense, net (4)	(42,831)	(32,258)	(147,214)	(79,887)
Interest income	46	1,560	930	13,778
Derivative gain	795	2,328	5,277	4,653
Other	(14)	218	(1)	253
Net income (loss)	$61,871	$(28,419)	$186,912	$(78,344)

Allocation of net income (loss) to partners:
Limited partners’ interest	60,634	(27,591)	183,174	(76,777)
General partner’s interest	1,237	(568)	3,738	(1,567)
Net income (loss) to partners	$61,871	$(28,419)	$186,912	$(78,344)

Basic and diluted net income (loss) per limited partner unit	$0.37	$(0.17)	$1.13	$(0.48)

Weighted average limited partners units outstanding used for basic and diluted net income (loss) per unit calculation:
Common units	26,416	26,416	26,416	26,416
Subordinated units	135,384	135,384	135,384	135,384

	December 31, 2009 (3)	December 31, 2008 (3)
Cash and cash equivalents	$117,542	$7
Restricted cash and cash equivalents	13,732	235,985
Advances to affiliate – LNG inventory	1,319	—
LNG inventory	1,521	—
Other current assets (4)	18,817	10,111
Non-current restricted cash, cash equivalents and treasury securities	82,394	158,813
Property, plant and equipment, net	1,588,557	1,517,507
Debt issuance costs, net	26,953	30,748
Advances under long-term contracts	1,021	10,705
Advances to affiliate – LNG held for commissioning (4)	—	9,923
Other assets	7,617	5,036
Total assets	$1,859,473	$1,978,835

Current liabilities (4)	$115,584	$107,003
Long-term debt, net of discount	2,110,101	2,107,673
Long-term debt – related party	72,928	70,661
Deferred revenue, including affiliate	40,860	42,471
Other liabilities (4)	327	2,712
Total partners' deficit	(480,327)	(351,685)
Total liabilities and partners’ deficit	$1,859,473	$1,978,835

(1)	Please refer to Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three months and year ended December 31, 2009 and 2008.

(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.

(4)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259